EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2016

Third Quarter Revenue Increased 14% Over Prior Year to $80.8 million

Operating Income Grew 29% to $8.2 Million and EPS from Continuing Operations Increased 108% to 25 cents

VANCOUVER, WASHINGTON, October 31, 2016 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter and the first nine months ended September 30, 2016.

Net sales for the third quarter of 2016 totaled $80.8 million, a 14.3% increase compared to $70.7 million in the same quarter of 2015. The increase in revenues was driven by incremental sales resulting from the acquisition of Octane Fitness, along with strong organic sales growth in the Retail segment, partially offset by a decline of sales in the Direct segment. For the first nine months of 2016, net sales were $280.3 million, an increase of 23.7% over the same period last year. Gross margins for the third quarter of 2016 improved versus prior year for both the Direct and Retail segments; however total company gross margins decreased by 270 basis points to 48.5% due to a shift in segment mix, reflecting an increased percentage of Retail sales.

Operating expenses for the third quarter of 2016 were $31.0 million, or 38.4% of revenue which was a 380 basis point improvement as a percent of revenue compared to $29.8 million or 42.2% of revenue for the same period last year. The improvement as a percent of revenue was driven by lower selling and marketing costs primarily related to curtailed media spending and slower growth of general and administrative expenses, partially offset by higher planned research and development expenses and incremental expenses from the addition of Octane Fitness.

Operating income for the third quarter of 2016 was $8.2 million, a 28.5% increase over operating income of $6.4 million reported in the same quarter of 2015. The increase in operating income primarily reflects higher net sales and gross margins in the organic Retail segment and improved leverage in operating expenses, partially offset by a decline in Direct operating income that resulted from the decrease in revenue. For the first nine months of 2016, operating income was $34.1 million, compared to $27.9 million in the same period last year, an increase of 22.1%.

Income from continuing operations for the third quarter of 2016 was $7.8 million, or $0.25 per diluted share, compared to income from continuing operations of $3.9 million, or $0.12 per diluted share, for the same period of last year. In the third quarter of 2016, the Company recognized a non-recurring tax benefit of $2.7 million, or $0.09 per diluted share, related to the release of previously unrecognized tax benefits upon completing deregistration of a non-U.S. entity. EBITDA from continuing operations in the third quarter of 2016 increased by 42.4% to $10.2 million, versus $7.2 million for the same quarter of the prior year. For the first nine months of 2016, income from continuing operations was $23.1 million, or $0.74 per diluted share, compared to $17.0 million, or $0.53 per diluted share, in the same period last year, an increase of 36.4%.

For the third quarter of 2016, the Company reported net income of $7.6 million, or $0.24 per diluted share, which includes a loss from discontinued operations of $0.3 million. In the third quarter of 2015, the Company reported net income of $3.7 million, or $0.12 per diluted share, which included a loss of $0.1 million from discontinued operations.

Bruce M. Cazenave, Chief Executive Officer, stated, “Our focus on generating profitable growth through product innovation, channel diversification, and disciplined management of expenses, enabled us to achieve double-digit growth in revenue along with a 29% increase in operating income to $8.2 million. While we faced challenging consumer response conditions that negatively impacted our Direct segment performance, we are pleased by the continued expansion of our Retail business segment. The Retail segment growth was driven by strong double-digit increases in the organic business as well as the addition of Octane Fitness, which also saw robust growth in the quarter. The challenging media conditions and lower response metrics trends that we had highlighted back in August for the Direct segment continued unabated for the quarter, which led the Company to defer media spending and lead generation activity significantly in order to maintain a profitable return on media investment. Our team proved once again that we can adapt quickly to the changing conditions and adjust media strategies and other tactics accordingly in order to maintain healthy margins and profitability.”

Mr. Cazenave continued, “At our recent new product showcase event, we introduced new strength and cardio products that will be in both our Retail and Direct channels. The majority of the products will be launched in the coming months and we are encouraged by initial retailer and consumer response. These products re-affirm our commitment to further broaden our portfolio and to drive the business for long-term profitable growth via industry leading design and innovation.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $33.7 million in the third quarter of 2016, a decrease of 21.4% over the comparable period last year. Direct segment sales were impacted by a decline in the media response rate for cardio products, resulting in a decision to defer advertising spending during the quarter to ensure a profitable return on media investment. For the first nine months of 2016, net sales for the Direct segment were $159.9 million, an increase of 0.8% over the same period last year.

Operating income for the Direct segment was $2.6 million for the third quarter of 2016, a decrease of 52.1% compared to the third quarter 2015. Operating income was impacted by the decline in net sales and gross profits, partially offset by reductions in variable sales and marketing expenses. Gross margin for the Direct business improved 140 basis points to 65.7% for the third quarter of 2016, compared to 64.3% in the third quarter of last year. Gross margin improvement primarily reflected favorable product mix.

Net sales for the Retail segment were $46.2 million in the third quarter of 2016, an increase of 79.6% when compared to $25.7 million in the third quarter last year. The improvement in Retail net sales reflects the inclusion of Octane Fitness, as well as strong double-digit organic growth across both the cardio and strength components of the Retail business. For the first nine months of 2016, net sales for the Retail segment totaled $117.9 million, an increase of 83.1% over the same period last year.

Operating income for the Retail segment was $9.2 million for the third quarter of 2016 compared to $3.2 million in the third quarter of last year. The increase in Retail operating income was primarily due to improvement in the organic Retail business revenue and margins, coupled with the addition of Octane Fitness. Retail gross margin was 35.1% in the third quarter of 2016, compared to 25.6% in the same quarter of the prior year. The higher gross margins reflected improved product and channel mix in the organic Retail segment, coupled with the addition of the higher margin Octane Fitness business.

Royalty revenue in the third quarter 2016 was $0.9 million, compared to $2.1 million for the same quarter of last year. Royalty income for the prior year included a catch-up payment for a certain licensee.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of September 30, 2016, the Company had cash and marketable securities of $59.3 million and debt of $68.0 million, compared to cash and marketable securities of $60.8 million and debt of $80.0 million at year end 2015. Working capital of $78.7 million as of September 30, 2016 was $9.3 million higher than the 2015 year-end balance of $69.4 million, primarily due to a decline in trade payables related to the seasonality of the business. Inventory as of September 30, 2016 was $49.2 million, compared to $42.7 million as of December 31, 2015 and $35.6 million at the end of the third quarter last year. The increase in inventory compared to the third quarter last year was primarily due to the acquisition of Octane Fitness.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the third quarter ended September 30, 2016 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, October 31, 2016. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 967-7185 in North America and international listeners may call (719) 325-2348. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, October 31, 2016, through 11:59 p.m. ET, November 14, 2016. Participants can dial (877) 870-5176 in North America and international participants can dial (858) 384-5517 to hear the playback. The passcode for the playback is 3036397.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the third quarter and first nine months of 2016.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company's prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products; anticipated channel diversification, anticipated demand for the Company's new and existing products; growth in revenues and profits; and anticipated benefits of the acquisition of Octane Fitness. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include costs associated with the acquisition, failure to successfully integrate the Octane Fitness business, achieve expected synergies or realize other anticipated benefits of the transaction, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, incurrence of unanticipated obligations under licensing agreements and the impact of disputes regarding royalty obligations owed or owing to us, a decline in consumer spending due to unfavorable economic conditions, and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and nine months ended September 30, 2016 and 2015 (unaudited and in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$80,818	$70,690	$280,275	$226,624
Cost of sales	41,601	34,481	132,852	105,870
Gross profit	39,217	36,209	147,423	120,754

Operating expenses:
Selling and marketing	21,394	21,742	81,284	70,193
General and administrative	6,177	5,505	21,611	15,376
Research and development	3,435	2,573	10,444	7,259
Total operating expenses	31,006	29,820	113,339	92,828

Operating income	8,211	6,389	34,084	27,926
Other, net	(218)	40	(1,336)	(265)
Income from continuing operations before income taxes	7,993	6,429	32,748	27,661
Income tax expense	148	2,556	9,621	10,710
Income from continuing operations	7,845	3,873	23,127	16,951
Loss from discontinued operations	(251)	(145)	(559)	(67)
Net income	$7,594	$3,728	$22,568	$16,884

Basic income per share from continuing operations	$0.25	$0.12	$0.74	$0.54
Basic loss per share from discontinued operations	(0.01)	—	(0.02)	—
Basic net income per share(1)	$0.24	$0.12	$0.73	$0.54

Diluted income per share from continuing operations	$0.25	$0.12	$0.74	$0.53
Diluted loss per share from discontinued operations	(0.01)	—	(0.02)	—
Diluted net income per share	$0.24	$0.12	$0.72	$0.53

Shares used in per share calculations:
Basic	31,118	31,272	31,069	31,386
Diluted	31,385	31,527	31,340	31,702

Select Metrics:
Gross margin	48.5%	51.2%	52.6%	53.3%
Selling and marketing % of net sales	26.5%	30.8%	29.0%	31.0%
General and administrative % of net sales	7.6%	7.8%	7.7%	6.8%
Research and development % of net sales	4.3%	3.6%	3.7%	3.2%
Operating income % of net sales	10.2%	9.0%	12.2%	12.3%

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three and nine months ended September 30, 2016 and 2015 (unaudited and in thousands):

	Three Months Ended September 30,		Change
	2016	2015	$	%
Net sales:
Direct	$33,710	$42,876	$(9,166)	(21.4)%
Retail	46,223	25,730	20,493	79.6%
Royalty	885	2,084	(1,199)	(57.5)%
	$80,818	$70,690	$10,128	14.3%

Operating income (loss):
Direct	$2,584	$5,394	$(2,810)	(52.1)%
Retail	9,164	3,224	5,940	184.2%
Unallocated corporate	(3,537)	(2,229)	(1,308)	(58.7)%
	$8,211	$6,389	$1,822	28.5%

	Nine Months Ended September 30,		Change
	2016	2015	$	%
Net sales:
Direct	$159,884	$158,595	$1,289	0.8%
Retail	117,939	64,424	53,515	83.1%
Royalty	2,452	3,605	(1,153)	(32.0)%
	$280,275	$226,624	$53,651	23.7%

Operating income (loss):
Direct	$31,253	$30,071	$1,182	3.9%
Retail	17,225	5,900	11,325	191.9%
Unallocated corporate	(14,394)	(8,045)	(6,349)	(78.9)%
	$34,084	$27,926	$6,158	22.1%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2016 and December 31, 2015 (unaudited and in thousands):

	As of
	September 30, 2016	December 31, 2015
Assets

Cash and cash equivalents	$31,169	$30,778
Available-for-sale securities	28,081	29,998
Trade receivables, net of allowances of $102 and $918	31,266	45,155
Inventories	49,238	42,729
Prepaids and other current assets	6,993	6,888
Income taxes receivable	5,836	439
Deferred income tax assets	—	8,904
Total current assets	152,583	164,891

Property, plant and equipment, net	18,046	16,764
Goodwill	60,516	60,470
Other intangible assets, net	70,616	73,354
Other assets	558	433
Total assets	$302,319	$315,912

Liabilities and Shareholders' Equity

Trade payables	$44,781	$61,745
Accrued liabilities	9,379	13,027
Warranty obligations	3,773	4,753
Note payable	15,993	15,993
Total current liabilities	73,926	95,518

Warranty obligations, non-current	4,047	3,792
Income taxes payable, non-current	2,342	4,116
Deferred income tax liabilities, non-current	13,382	18,380
Other long-term liabilities	2,994	3,144
Note payable, non-current	51,977	63,971
Shareholders' equity	153,651	126,991
Total liabilities and shareholders' equity	$302,319	$315,912

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Income from continuing operations	$7,845	$3,873	$23,127	$16,951
Interest expense (income), net	429	(55)	1,287	(147)
Income tax expense of continuing operations	148	2,556	9,621	10,710
Depreciation and amortization	1,784	793	5,748	2,511
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$10,206	$7,167	$39,783	$30,025